First Quarter Performance Reports

Financial Results
     USPB has closed its books for the first quarter of fiscal year 2020, and has filed the results with the Securities and Exchange Commission. For the quarter, which ended March 28, 2020, USPB recorded net income of $12.2 million, compared to net income of $10.5 million in the same period in the prior year, an improvement of approximately $1.6 million. The year-over-year improvement was the result of higher net income at National Beef.

     For the first quarter of 2020, National Beef realized net income of $86.9 million, compared to net income of $78.0 million a year ago, an improvement of $8.9 million. Revenue in the 13-week period ending March 28, 2020, increased approximately 19.6% in comparison to the same period in 2019, primarily due to increased volume in National Beef’s beef processing and consumer-ready facilities.

     Cost of sales increased by approximately 20.4% for the 13-week period ending March 28, 2020, as compared to the same period in 2019, primarily due to increased volume in National Beef’s beef processing and consumer-ready facilities. Higher per unit beef processing margins, along with higher volumes, led to an increase in overall profitability in the 2020 period, as compared to the 2019 period.

     During the first quarter of 2020, USPB producers delivered 220,987 head of cattle through USPB to National Beef. Average gross premiums for all cattle delivered was $44.66 per head, with the top 25% and 50% receiving premiums of $88.35 and $72.11, respectively.

     USPB’s unique advantage continues to be the superior quality cattle delivered by our producers, which enables National Beef to generate more value from the cattle we deliver and provides more opportunities in the consumer marketplace.

Grid Performance
     Grid performance during the first quarter of fiscal year 2020 is summarized in Figure 1.

     The table’s first six rows are a few of the Base Grid inputs. The remaining rows summarize the performance of cattle delivered to Kansas plants during this quarter, the previous quarter and a year ago. Please note the “% steer lots” pertains only to lots that are 100% steers. Not all remaining lots would be heifers since some are reported as “mixed sex.”

     Once again, quality grade was outstanding. This was the first quarter where USPB Choice and Prime percentage exceeded 90%. Figure 2 shows the USPB historical quarterly average Choice and Prime percentage during company history. Likewise, this was the first quarter that Prime percentage exceeded 7%. Premiums in the marketplace were all lower compared to the previous quarter, which was unusually strong. Prime and CAB premiums were higher than a year ago. The first quarter is usually the lowest for the Choice/Select spread and has been showing significant strength since the quarter’s end. As a result of those lower premiums in the

  U.S. Premium Beef Newsletter
FY2020, Q1 | May 2020

marketplace, quality grade premium was lower from the previous quarter, which was the second highest, but still higher than a year ago.

     Across the entire industry, Choice or better percentage was also record high during USPB history at 83.19%. Even still, USPB cattle maintained their superiority and were seven percentage points higher than the industry average, which has been our typical difference.

     Live and carcass weights were both record high. The prior record for each was set during the previous quarter. On average, typically, the fourth quarter is known for having heavier weights. Figure 3 shows historical USPB quarterly average carcass weights. Placement weight for cattle marketed in the first quarter was the heaviest in-weight for the first quarter during company history. Days on feed were also high. This was the second-highest days fed for a first quarter. Yield, or dressing percentage, was certainly better than a year ago when weather was a significant factor. As a result, the total percentage of heavyweight carcasses which were greater than a 1050 pound hot weight was the third highest on record, down from the record high set during the previous quarter.

     Yield grades are typically a little fatter during the first quarter. Overall, USPB cattle were a little leaner than the previous quarter and similar to a year ago. Note that all of the quarters listed in Figure 1 show an overall, average yield grade premium that is positive. This means that, on average, USPB cattle were leaner than plant average.

     Total premium per head for all USPB cattle harvested in Kansas is shown in Figure 4. During the first quarter, USPB average premium was $44.76 per head more than if they were sold on the cash, live market. This was up from a year ago and down from the fourth-highest premium during the previous quarter.

U.S. Premium Beef Newsletter
FY2020, Q1 | May 2020

USPB Grid Performance for Cattle Harvested in Kansas

a = record high/large b = record low c = not in effect for entire quarter

Figure 1	FY20,Q1 (this Qtr)	FY19,Q4 (last Qtr)	FY19,Q1 (year ago)	FY20,Q2 -to-date
USDA-KS cash $/cwt.	$119.19	$113.08	$125.16	$106.33
Plant Average Yield, %	63.50	63.50	63.33	63.50
CH/SE spread, $/cwt.	$5.03	$23.70[a]	$6.27	$11.34
Prime/CH spread, $/cwt	$11.94	$21.26	$8.65	$8.58
CAB spread, $/cwt.	$4.32	$5.01	$3.01	$3.31
Plant Average YG 4&5, %	14.22	12.62	15.11	10.42
100% steer lots	36.62	38.84	33.07	41.09
% black hided	74.41	74.57	74.96	72.44
Apparent Avg Daily Gain	3.65	3.65	3.31	3.46
In weight	773	776	747	748
Days fed	163	162	166	169
Live weight	1,368[a]	1,365	1,298	1,333
Carcass weight	875[a]	845	826	855
Yield, %	63.98	64.04	63.65	64.15
Yield difference, %	0.49	0.55	0.33	0.65
Prime, %	7.52[a]	5.63	6.78	8.91
Choice & Prime, %	90.97[a]	86.35	89.34	89.17
CAB, %	29.88	23.51	32.07[a]	28.72
CHBP, %	0.69	0.54	0.16[c]	0.87
BCPR, %	20.28	20.56	17.19	17.31
Yield Grade 1&2, %	43.20	50.17	43.92	41.96
Yield Grade 3, %	41.48	37.71	41.27	41.45
Yield Grade 4&5, %	15.32	12.12	14.81	16.59
Average backfat, inches	0.59	0.61	0.58	0.58
Actual–Required REA, sq.in.	0.54	1.09[a]	0.59	0.46
Total Heavyweight, %	4.33	5.17[a]	1.06	4.03
Total Condemned liver, %	18.53	18.00	18.78	18.88
Open Abscessed liver, %	2.02[b]	2.46	2.82	2.28
QG premium/head	$22.97	$52.08	$17.99	$20.96
Yield benefit/head	$18.22	$16.36	$11.53	$18.30
YG premium/discount/head	+$1.53	+$3.59[a]	+$2.04	-$2.01
Outweight discount/head	-$4.71	-$6.52	-$2.76	-$5.38
Steer premium/head	$5.36	$5.69	$0.58[c]	$5.99
Subtotal premium/head	**$43.37**	**$71.21**	**$29.38**	**$37.85**
Natural premium/head	$1.39	$2.81	$2.21	$0.63
Total premium/head	**$44.76**	**$74.01**	**$31.59**	**$38.49**
Top 25% premium/head	$88.50	$129.86	$69.02	$76.72

U.S. Premium Beef Newsletter
FY2020, Q1 | May 2020

U.S. Premium Beef Newsletter
FY2020, Q1 | May 2020

Figure 3

USPB Average Carcass Weight, lbs.

900
850
800
750
700
98-Q1
98-Q4
99-Q3
00-Q2
01-Q1
01-Q4
02-Q3
03-Q2
04-Q1
04-Q4
05-Q3
06-Q2
07-Q1
07-Q4
08-Q3
09-Q2
10-Q1
10-Q4
11-Q3
12-Q2
13-Q1
13-Q4
14-Q3
15-Q2
16-Q1
16-Q4
17-Q3
18-Q2
19-Q1
19-Q4

Figure 4 **USPB Total Premium, $/head**

$90
$80
$70
$60
$50
$40
$30
$20
$10
$0
98-Q1
98-Q4
99-Q3
00-Q2
01-Q1
01-Q4
02-Q3
03-Q2
04-Q1
04-Q4
05-Q3
06-Q2
07-Q1
07-Q4
08-Q3
09-Q2
10-Q1
10-Q4
11-Q3
12-Q2
13-Q1
13-Q4
14-Q3
15-Q2
16-Q1
16-Q4
17-Q3
18-Q2
19-Q1
19-Q4

U.S. Premium Beef Newsletter
FY2020, Q1 | May 2020

COVID-19 and National Beef: What it means to you

     The impact of the coronavirus (COVID-19) pandemic touches every corner of the world and the economy — affecting families in rural communities and urban centers alike. It is a time unlike anything in recent history, and one that will require patience and perseverance as the nation begins to recover.

     At U.S. Premium Beef, LLC (USPB) and National Beef Packing Company, LLC (National Beef), we want you to know that we’re with you.

     During these uncertain times in agriculture and the cattle industry, every step of the supply chain is being tested. But know that you are not alone. We remain committed to serving and working for USPB producers and supplying quality beef for consumers.

     “Each of you plays a vital role as National Beef continues to be one of the leading suppliers of quality beef products,” says Tim Klein, National Beef CEO. “We are an integral part of our nation’s critical infrastructure, keeping America’s food supply operating throughout this pandemic, a serious and special responsibility.”

     There’s no blueprint for navigating such an uncertain situation. However, National Beef is taking every precaution and being extremely vigilant in its plants, offices and entire operations to follow the guidance of the Centers for Disease Control and Prevention (CDC), state and local health authorities and the World Health Organization (WHO) to keep employees and your families safe and healthy.

     National Beef has invited and welcomed leaders from the CDC and state and local health authorities to tour the facilities, meet with team members and review safety procedures. They are pleased with the measures National Beef has taken to ensure employee safety and are committed to helping us operate and take care of employees.

     “Our highest order and priority is always ensuring and protecting the health of our employees, and especially throughout this time,” Klein says. “We have been sharing daily updates with our 9,400 employees and have made significant investments for them.”

     To ensure the highest level of safety in the fight against COVID-19, National Beef has made the following enhancements.

Employee Health

  Temperature screenings of employees and personnel entering facilities to help identify and isolate employees who have a fever, one of the COVID-19 symptoms.
  Daily reminders to employees who are sick to stay home. Special Emergency Response Pay and Benefits provisions require and allow employees who don’t feel well to stay home and include relaxed attendance policies.
  Continual updates to employees on practices to enhance health and safety, and stop the spread of COVID-19.

U.S. Premium Beef Newsletter
FY2020, Q1 | May 2020

Safety Measures

  Ample supply of disposable face masks for employees; face shields are also readily available.
  Installed stainless steel partitions between workstations on the production floors for increased safety.
  As always, facilities are thoroughly sanitized and disinfected daily, following strict sanitation protocols.
  Increased frequency of sanitation in employee common areas, such as eating areas, locker rooms, handrails, doors and other frequent contact surfaces.
  Increased the number of and ease of access to hand sanitization stations.
  Implemented protocol to keep drivers in their trucks while on property; providing them a non-contact lunch delivery at the security gate.
  Visitors are restricted to only those classified as essential by the General Manager and must complete a health screening before entering the facility.

Social Distancing

  Installed plexiglass dividers at cafeteria tables and other locations throughout the facility to provide safety barriers between employees.
  Employee break and lunch schedules have been staggered to reduce congestion in hallways, break areas, locker rooms and other common areas.
  Increased physical space by putting up tents and by moving tables into these areas to allow employees to practice increased social distancing at breaks/lunch.
  Limited the number of individuals/employees in meetings to 10 or less.

     In recognition of invaluable contributions during this period, National Beef is offering Special Emergency Response Pay and Benefits for production employees. All hourly production plant employees will receive a $2 per hour increase in their base wage rate for all hours worked from March 16 – May 31, 2020.

     If an employee is prohibited from working and must stay home due to a quarantine required by a government agency or by National Beef, the employee will receive up to two weeks of regularly scheduled hours missed at their base wage rate.

     “At National Beef, we are honored to have the industry’s best employees,” Klein says. “They have my full commitment – that we will do all we can to keep them safe as they help us fulfill our obligation to provide an uninterrupted food supply to families across America during the COVID-19 pandemic.”

     As we work through each day, every week and the months to come, USPB and National Beef are choosing to provide hope.

     President Trump’s Executive Order that ensures meat and poultry processing operations continue will help maintain production and our ability to keep quality beef on the tables of American families.

U.S. Premium Beef Newsletter
FY2020, Q1 | May 2020

     To step into the weight of responsibility, we ask for your continued support to carry on our mission during this unprecedented time in our country’s history.

     “To our suppliers and American cattle ranchers: thank you for enabling us to continue operations during this challenging time,” Klein says. “On behalf of the National Beef family, we lock arms with you and every family across this great nation. Let your strength rise.”

Editor’s note – This article includes communications from recent National Beef press releases on their response to the coronavirus pandemic. For more information, visit nationalbeef.com.

USPB Annual Meeting Canceled, Board Directors Elected By Mail-In Ballots

     For safety and health concerns related to the onset of COVID-19, the USPB Board of Directors made the decision to cancel the Annual Meeting, which was scheduled to be held March 19 in Dodge City, Kansas.

     Financial and operational results for fiscal year 2019 are detailed in USPB’s annual report that was mailed in late March. This was a record year for National Beef. The company experienced considerable growth with the acquisition of the Iowa Premium beef processing and fabrication facility in Tama, Iowa, and the North Baltimore, Ohio, ground beef patty facility. The Tama facility provides USPB with an elevated presence in Iowa, which provides access to the area’s high-quality cattle.

     Improvements in cattle processing profitability also contributed to the year’s success. This, combined with the impact of the acquisitions, had a significant impact on distributions to USPB members.

     As the Annual Meeting was canceled, the Board of Director election was conducted by way of mail-in ballots, which were sent to USPB’s Class A members. The ballots were reviewed and tallied, and we can announce that John Freund of Lewis, Iowa; Mark Gardiner of Ashland, Kansas; and Joe Morgan of Scott City, Kansas, were re-elected to three-year terms on the USPB Board of Directors.

     We look forward to seeing you at next year’s Annual Meeting scheduled for March 17, 2021, in Dodge City, Kansas.

USPB Seeks Applicants for Young Producers Council

     Applications are now being accepted for Class Five of USPB’s Young Producers Council (YPC). This group consists of men and women in their 20s and 30s who desire to increase their understanding of USPB history, operations and procedures.

U.S. Premium Beef Newsletter
FY2020, Q1 | May 2020

     If you have a family member or young person within your business management team, please forward their name for consideration and inclusion in the YPC. Each YPC class is a group of 20 chosen individuals.

     Activities for YPC participants include a tour of the Dodge City, Kansas, processing and fabrication facility; and a trip to Kansas City, Missouri, to meet and learn more from the management of USPB and National Beef. Attendees will also go on a tour of either the Kansas City Steak Company or National Beef Leathers in St. Joseph, Missouri. Tentative plans are for the class to meet August 12-13 in Kansas City, and mid-November in Dodge City.

     To be considered as a member of Class Five, please forward the name and contact information of prospective individuals to uspb@uspb.com, or call Tracy Thomas or Brian Bertelsen at 866-877-2525.

Did You Know…

  If you have extra Class A delivery rights that need to be leased out during 2020, please call the office for assistance (866-877-2525).
  If you have not submitted the tax election forms that were recently mailed to you, please send them in as soon as possible.

From the Ranch: Bruning Farms’ Full-Circle Approach to Quality

     Conception to carcass. For Bruning Farms in Nebraska, the 140-year-old family business involves all stages of the beef cattle industry — registered Angus seedstock, commercial cow-calf herd, a feedlot and ownership in processing through USPB.

     The ability to see full circle with each calf crop allows them to dial-in on performance and provide genetics that are relevant for today’s progressive cattle producers, Reiss Bruning explains. The family’s involvement with USPB the past two decades has played a significant role, too.

     “We always had cattle we were feeding to finish, and we were tired of waiting on packers to come make a bid or decide if they wanted to take our cattle,” Bruning says. “We thought we had a better product than most, in the quality terms, and my dad researched USPB and was fortunate enough to buy some shares at that time.”

     Like many of USPB’s early adopters, the Brunings’ were searching for a way to be paid for their commitment to genetics and management. Marketing through USPB was the first opportunity to earn premiums for quality, and also gain access to valuable carcass data to truly evaluate an animal’s performance.

     “The information we get back is a huge tool we use in our operation, both for ourselves and our customers,” Bruning says. “We're able to benchmark based off what USPB sends back. We

U.S. Premium Beef Newsletter
FY2020, Q1 | May 2020

can see every little change our genetic decisions make, the effect it has on our premiums and our customer's bottom line.”

     As the fourth generation to manage Bruning Farms, Reiss says he’s encouraged by the opportunities available in today’s cattle business.

     “What makes me excited about being a part of the next generation is the amount of resources we have. Genetics, DNA and avenues like USPB that keep us on the right track,” Bruning says. “Getting the quality grid in place, and giving us a place to start and develop and grow from, it's pretty powerful and there's a lot of valuable tools that come from that.”

     He and his wife, Heather, participated in the first-ever USPB Young Producers Council. The program is aimed at young managers who could benefit from a better understanding of USPB history, operations and procedures. It’s also a great chance to connect with like-minded cattle producers and to experience the production system first hand.

     “The Young Producers Council is important because you can meet new people, go through the packing plants and put faces with those who are really the last ones to see our product before it hits the consumer,” Bruning says. “It’s also a valuable way of networking, because the cattle business is all about cattle — but overall, it's about people and knowing those people is pretty powerful.”

     For the future at Bruning Farms, they will continue toward their goal to develop functional cattle that thrive in every aspect of the production chain. Raising the quality bar higher and higher, ultimately delivering the type of beef consumers demand.

     “USPB plays a big role in the future of ranching, because it’s been established for quite some time and offers peace-of-mind knowing that you have a place to go with your cattle,” Bruning says. “It’s got a set standard for quality grading and premiums, and is a pretty valuable resource to have.”

New Fab Floor Coming to Liberal
The $115 million, multi-year project is underway to transform Liberal’s Fab Floor.

     They thought it would take longer to present the case and the full project plan. They were asking for $115 million of additional capital for 2020, after all.

     To use a car example, this wasn’t a flat tire or worn brake pads that needed to be replaced on a 1969 vehicle. This was building a new and modern engine, a new body, new electronic components, more room — and one that would last another 50 years.

     Here was the National Beef Management Team in front of the Board of Directors, asking to build an entirely new engine for one of the company’s biggest workhorses since 1990.

     Instead of a lengthy discussion, presentation and debate, the meticulous and thorough plan was presented, and 15 minutes later received the tentative blessing on designing and building a new Fabrication Floor in the Liberal, Kansas, plant.

     “The response was more of a ‘Let’s go, let’s get it going already!’ type of response,” joked Terry Wilkerson, National Beef executive vice president of operations.

U.S. Premium Beef Newsletter
FY2020, Q1 | May 2020

     This massive undertaking would not have been possible without the foresight, intuition, leadership and sacrifice by a dedicated group of employees who worked tirelessly and without guarantee of a “yes” for many years. Not weeks or months, but years.

     The Liberal project itself can be compared to an orchestra, where all team members had to be on the same sheet of music, each playing a specific part, each one being part of a well-thought-out, well-documented, well-written and coordinated piece of music — the Liberal Fabrication Project. National Beef would be in alignment from the Liberal Operations team to the CFO, Simon McGee, and company CEO, Tim Klein.

     The story is one National Beef will tell in great detail over time, because it’s a project that, again, puts the company front-and-center in the beef industry — in terms of leadership, innovation, production and earnings for its partners and shareholders.

     For purposes of this announcement, let’s start with Why Now? and Why Liberal?

     For starters, the 1969-built facility was due for a massive overhaul, and the team has been aware of this pending need for years.

     As business grew, the Fab Floor grew as well. But it’s been tweaked, fixed and added to so much that it’s now nothing like it was when it began. And it couldn’t be, because in 1969 when the plant was engineered and built, no one could have predicted what the beef business in 2020 would look like.

     One might call this experiencing “growing pains.”

     For everyone who has been to Liberal, you know. For anyone who has not, you’ve heard.

     The current floor has multiple constraints and bottlenecks; running, but inefficient, and unable to meet the increasing business demands. Every day, the Liberal management team works tirelessly to get production throughput.

     What should flow and hum like a brand-new engine, chugs and chokes, but keeps plugging.

     Projects like these are not for the faint of heart, and this one took the gathering of smart and motivated people to pursue the same goal. A goal that is as overwhelming as it is worthwhile.

     “We began feeling the pinch a few years ago, and asked ourselves, ‘What makes sense for us?’” Wilkerson recalled. “It took a while to put the team and plan together, but about a year ago we re-focused, clearly identified the problems we had to solve, assigned tasks and got started.”

     As the vision was cast, key people were put in place and the wheels started turning.

     Dave Grosenheider, Dave Kalscheur, Wilkerson, Dennis Boyles, Caleb Tschetter, Steve Thompson, Brenden McCullough and Sergio Banuelos spearheaded the initial stages of project planning — thinking, dreaming and documenting all the challenges that come with bringing something this large to life.

     Their common goal ultimately led to a transformative project that will change the current landscape of the Liberal plant, and the entire National Beef operation. It will require years of planning and work, and a big budget. It will require moving National Carriers’ Service Center and offices off-site entirely, and a massive amount of ingenuity and patience.

     That’s a lot: $115 million worth of decisions.

U.S. Premium Beef Newsletter
FY2020, Q1 | May 2020

     That’s why this team knew they’d need rock-solid justification for why a new Fab Floor was the answer, and a true north for what this project would accomplish. To justify and guide the project, they developed eight key components:

1.  Labor availability and retention – Any remodel of the Fab Floor had to begin with people in mind. How does this upgrade enhance their experience of working at National Beef? How does this project ensure retention rates grow stronger?

2.  Repurpose labor and increase efficiency through automation – Every other protein industry has taken giant leaps forward in automation, except the beef industry. This project gives National Beef a seat at that table, and allows them to repurpose human capital to higher value positions, while taking inefficiencies out of the line.

3.  Increase year-over-year maintenance and repair – Let’s just say that 50-year-old technology is harder to keep running smoothly and operating effectively, compared to the modern, state-of-the-art technology that’s coming.

4.  Improved employee safety and a better work environment – There is lots of excess, inefficient movement on the current Fab Floor. The new floor will allow the management team, QA team, maintenance and production personnel to be in positions to be successful, with increased functionality and more streamlined processes.

5.  Employee engagement – Ask a Liberal production employee if they’ve heard the rumors about a new Fab Floor. And then watch them smile.

6.  Food safety compliance – As big of a focus as our people safety is in this project, it’s equally acute as it relates to food safety. Updated systems, streamlined technology and clear protocols will, quite literally, be built into the line, increasing our food safety compliance and performance.

7.  Regulatory compliance – As always, each of National Beef’s projects will not only meet, but will exceed industry expectations from a regulatory compliance perspective.

8.  Grow sales and revenue – Last, but certainly not least, this $115 million isn’t a hope and a prayer in the revenue column. It’s a direct output of the orchestrated effort it will take to ensure components 1-7 are all systems go.

When those happen, #8 is a rocket of growth.

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